Exhibit 4.133

Operation Agreement

by and between

Fortune Software (Beijing) Co., Ltd.

and

Shenzhen Newrand Securities Advisory and Investment Co., Ltd.

July 2018

Beijing China

Contents

1 Definitions3

2 Operation Support3

3 Obligations of Party B4

4 Consideration for Operation Support4

5 Representations and Warranties4

6 Confidentiality4

7 Governing Law and Liabilities for Breach of Contract5

8 Dispute Resolution5

9 Effectiveness and Term of Agreement5

10 No Survival6

11 Amendment to Agreement6

12 Counterparts6

13 Supplementary Provisions6

Appendix I Consideration for Operation Guarantee7

Operation Agreement

This Operation Agreement (hereinafter referred to as the “Agreement”) is entered into on July 11, 2018 in Beijing, the People’s Republic of China (hereinafter referred to as “China”) by and between:

Party A: Fortune Software (Beijing) Co., Ltd.

Registered address: Suite 07, 7/F, Building 2, 26, 28 and 30 Xuanwumenwai Street, Xicheng District, Beijing

Party B: Shenzhen Newrand Securities Advisory and Investment Co., Ltd.

Registered address: Suite 2704, 27/F, Huarong Mansion, Mintian Road, Futian District, Shenzhen

Legal representative: Yong Ma

Whereas:

1) Party A is a limited liability company organized and validly existing under the laws of China, and has expertise and resources in investment consultation and related businesses and provides certain support to Party B in the aforesaid service operation;

2) Party B is a limited liability company organized and validly existing under the laws and China and engages Party A to provide support in such business operation for the purpose of promoting its business expansion and development in the aforesaid service areas.

3) Party A and Party B have signed a technical support agreement and strategic consulting agreement (collectively referred to as the “Bundled Agreements”) and established certain business relations.

The Parties, in the principles of good faith cooperation, equality & mutual benefit and joint development, make and enter into the following agreements through friendly consultation in accordance with the provisions of applicable laws and regulations of China:

1. Definitions

For the purpose of this Agreement, the following terms shall have the meaning as set forth below:

1.1 Agreement means this Operation Agreement and the appendices hereto and the written documents duly entered into by the Parties from time to time for the purpose of amending and supplementing this Agreement;

1.2 China means the People’s Republic of China and, for the purpose of this Agreement, excluding Hong Kong, Taiwan and Macao.

1.3 Date means a certain day in a certain month of a certain year; “within” and “no later than” a certain day in this Agreement include the given day.

2. Operation Support

2.1 Party A agrees, as required for Party B’s operation, to serve as the guarantor of Party B in the operation-related contracts, agreements or transactions made by and between Party B and a third party, to fully guarantee the performance of such contracts, agreements or transactions by Party B.

2.2 Party A agrees, as required for Party B’s operation, to recommend certain directors and senior managers to Party B, and Party B agrees to appoint the persons recommended by Party A as its directors and senior managers. The person recommended by Party A pursuant to this Article shall meet the requirements as specified by applicable laws on the qualifications for serving as a director and senior executive.

2.3 In order to ensure the performance of this Agreement, Party A agrees to provide suggestions and guidance for the cooperation policies on routine operation and financial management of Party B and the employment and dismissal of Party B’s employees.

3. Obligations of Party B

3.1 Party B agrees that, unless it obtains the prior written consent of Party A, it will not carry out any of the following matters which will seriously affect its assets, rights, obligations or operation (save and except contracts and agreements signed by Party B in routine operation, and sale or purchase of assets; and the lien required by the counterparties pursuant to the aforesaid contracts), including but not limited to:

3.1.1 Raising a loan or taking any debt from any third party;

3.1.2 Selling to or obtaining from any third party any asset or right; and

3.1.3 Providing real guarantee to any third party with its assets.

3.2 Without the written consent of Party A, Party B may not transfer its rights and obligations hereunder to any third person. Party B agrees that Party A may transfer its rights and obligations hereunder, if needed, and Party A is only required to notify Party B in writing after such transfer without obtaining any prior consent from Party B.

4. Consideration for Operation Support

4.1 On the basis of the aforesaid operation support provided by Party A, Party B shall pay a certain amount to Party A pursuant to Appendix I as the consideration for operation support.

5. Representations and Warranties

5.1 Either Party hereby represents and warrants to the other Party as follows:

5.1.1 It has all the necessary rights, power and authority to enter into this Agreement and perform all obligations and responsibilities hereunder;

5.1.2 The execution or performance hereof does not breach any significant contract or agreement to which such Party is a party or by which such Party or any of its assets is bound upon.

6. Confidentiality

6.1 Without the prior consent of the Parties, any Party shall keep the contents hereof confidential and may not disclose the contents hereof to any other person or make any release of such contents. Notwithstanding the foregoing provisions in this Article, the provisions of this Article will not prohibit (i) any disclosure made pursuant to applicable laws of the United State, China or relevant countries or the rules of any stock exchange; (ii) any disclosure of any information that is publicly known through no default of the disclosing party; or (iii) any disclosure made by either Party to its shareholders, legal counsels, accountants, financial adviser, or other professional consultants that have confidentiality obligations to such Party.

6.2 The Parties agree that this Article 6 shall survive the invalidation, amendment, rescission or termination of this Agreement.

7. Governing Law and Liabilities for Breach of Contract

7.1 The formation, validity, interpretation, and performance of this Agreement and the resolution of dispute in connection herewith shall be governed by the laws of China.

7.2 If either Party hereto breaches the provisions hereof, fails to fully perform this Agreement, makes any false representations and warranties herein, or makes any material concealment or major omission of fact, or fails to perform the warranties made by the Party, such Party shall constitute a breach of contract, and shall assume corresponding liabilities for breach of contract in according with the law.

8. Dispute Resolution

8.1 Any dispute arising out of the performance of this Agreement shall be resolved by the disputing Parties through friendly consultation; should the Parties fail to reach an agreement on dispute resolution within thirty (30) days after a Party proposes a request for dispute resolution through consultation, any Party may submit the dispute to China International Economic and Trade Arbitration Commission for arbitration according to its then effective arbitration rules. The arbitral tribunal shall have three arbitrators, two of whom shall be appointed respectively by the Parties hereto, and the third arbitrator shall be appointed by the chairman of China International Economic and Trade Arbitration Commission.

8.2 The dispute shall be submitted to the China International Economic and Trade Arbitration Commission for arbitration in Beijing according to the then effective arbitration procedures of such Commission;

8.3 The award of the Arbitration Commission shall be final and binding on the Parties hereto. The arbitration cost (including but not limited to the arbitration fee and attorney’s fee) shall be borne by the losing Party, unless otherwise specified in the arbitration award.

9. Effectiveness and Term of Agreement

9.1 Effectiveness: this Agreement shall take effect immediately after being signed by Party A and Party B.

9.2 Term: the term of this Agreement shall be ten years, during which Party B may not cancel this Agreement.

9.3 Renewal: this Agreement shall be automatically renewed for additional one-year period upon the expiry hereof, unless Party A gives a thirty (30) days’ prior notice to Party B on its intention not to renew this Agreement.

10. No Survival

10.1 Upon the termination of this Agreement, Party A will assume no obligation to provide any Service hereunder to Party B.

11. Amendment to Agreement

11.1 Upon the effectiveness of this Agreement, the Parties shall faithfully perform under this Agreement. Any amendment hereto shall be invalid unless it is agreed upon in writing by consensus through consultation and subject to the necessary authorizations and approvals obtained by the Parties respectively. The amendment agreement and supplementary agreement relating to this Agreement that have been duly executed by the Parties are an integral part hereof and have the same legal effect with this Agreement.

12. Counterparts

12.1 The original of this Agreement is made in duplicate (2 counterparts), with Party A and Party B each holding one copy, having the same legal effect.

13. Supplementary Provisions

13.1 The title and headings of this Agreement are for convenience only and may not affect the contents and interpretation of the body of the Agreement.

13.2 For any matter not stated herein, the Parties shall make and conclude a supplementary agreement as an appendix hereto, which shall constitute an integral part hereof and shall have the same legal effect as this Agreement.

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Appendix I Consideration for Operation Guarantee

The consideration for operation support (“Consideration”) each year is 40% of the “profit” of Party B in such year. The “profit” of Party B means the amount that equals to the balance of total income of Party B minus the routine or non-routine sales taxes, sales expenses, management expenses, financial expenses and other expenses, and such “profit” is the profit before the payment of other service fees specified in the Bundled Agreements. Such consideration shall be fixed by Party A and Party B in writing on a quarterly basis and shall be paid by Party B within three (3) months after the settlement date.

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This Agreement is signed by the following Parties on the date first written above herein.

Party A: Fortune Software (Beijing) Co., Ltd.

Company seal:

Authorized representative (signature):

Party B: Shenzhen Newrand Securities Advisory and Investment Co., Ltd.

Company seal:

Authorized representative (signature):